UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2025

Forestar Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33662	26-1336998
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006

(Address of principal executive offices)

(817) 769-1860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $1.00 per share	FOR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 14, 2025, Forestar Group Inc. (the “Company”) completed an offering (the “Offering”) of $500 million in aggregate principal amount of its 6.500% Senior Notes due 2033 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been and will not be registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

The Notes were issued under an Indenture, dated as of March 14, 2025 (the “Indenture”), among the Company, the subsidiary guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee. The Notes are the Company’s senior unsecured obligations and rank equally with the Company’s other existing and future senior unsecured indebtedness. The notes are fully and unconditionally guaranteed, jointly and severally, by each of the Company’s restricted subsidiaries to the extent such subsidiaries guarantee the Company’s revolving credit facility. The Notes bear interest at a rate of 6.500% per annum and were priced at par. The Notes will pay interest semi-annually in cash in arrears on March 15 and September 15 of each year, commencing on September 15, 2025. The Notes will mature on March 15, 2033.

At any time prior to March 15, 2028, the Company may, on one or more occasions, subject to certain conditions set forth in the Indenture, redeem up to 40% of the aggregate principal amount of the Notes with the net cash proceeds from certain equity offerings at a redemption price of 106.500% of the principal amount of the Notes being redeemed. At any time prior to March 15, 2028, the Company may redeem some or all of the Notes at a redemption price of 100% of the principal amount thereof plus a specified “make whole” premium described in the Indenture. The Company also has the option, at any time on or after March 15, 2028 to redeem some or all of the Notes at the redemption prices set forth in the Indenture.

The Indenture requires that, upon the occurrence of both a Change of Control and a Rating Decline (each as defined in the Indenture), the Company shall offer to purchase all of the outstanding Notes at a purchase price in cash equal to 101% of the outstanding principal amount of the Notes, plus accrued and unpaid interest.

The Indenture contains covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries to create certain liens on assets; engage in certain sale and leaseback transactions; and merge or consolidate with another company or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s assets. At the election of the Company, the covenant to add certain subsidiaries as additional guarantors will not apply to the Notes so long as the Notes have investment grade ratings from two specified rating agencies.

The terms of the Indenture include customary events of default, including, but not limited to, failure to make payment, failure to comply with the obligations set forth in the Indenture, certain defaults on certain other indebtedness, and invalidity of the guarantees of the Notes issued pursuant to the Indenture.

The foregoing description of the Notes and the Indenture is qualified in its entirety by reference to the Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

Following the expiration of the Company’s previously announced cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding 3.850% Senior Notes due 2026 (the “2026 Notes”) and the related notice of guaranteed delivery date, $329,434,000 aggregate principal amount of the 2026 Notes (82.36%) was validly tendered and not validly withdrawn in the Tender Offer. The Company accepted for payment all such 2026 Notes validly tendered and not validly withdrawn in the Tender Offer and made payment for such 2026 Notes on March 14, 2025 using a portion of the net proceeds from the Offering.

The information described in Item 7.01 of this Current Report is being furnished, not filed, pursuant to Regulation FD. Accordingly, this information will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of this information is not intended to, and does not, constitute a determination or admission by the Company that this information is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company or any of its affiliates.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Indenture, dated as of March 14, 2025 by and among Forestar Group Inc., the subsidiary guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document contained in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forestar Group Inc.

Date: March 14, 2025	/s/ James D. Allen
James D. Allen
Executive Vice President, Chief Financial Officer & Treasurer